EXHIBIT 99.1

1. The amount listed reflects the beneficial ownership of the Issuer's securities owned by Insight Venture Partners IV, L.P. ("IVP IV"), all of which may be deemed attributable to Insight Venture Associates IV, LLC (the "Insight GP"), because the Insight GP is the sole general partner of IVP IV.

2. The amount listed reflects the beneficial ownership of the Issuer's Securities owned by Insight Venture Partners IV (Co-Investors), L.P. ("IVP IV CO"), all of which may be deemed attributable to the Insight GP because the Insight GP is the sole general partner of IVP IV CO.

3. The amount listed reflects the beneficial ownership of the Issuer's securities owned by Insight Venture Partners IV (Fund B), L.P. ("IVP Fund B"), all of which may be deemed attributable to the Insight GP because the Insight GP is the sole general partner of IVP Fund B.

4. The amount listed reflects the beneficial ownership of the Issuer's securities owned by Insight Venture Partners IV (Cayman), L.P. ("IVP IV Cayman", and together with IVP IV, IVP IV CO and IVP Fund B, the "Insight Funds").

5. The amount listed reflects the beneficial ownership of the Issuer's securities owned by the Insight Funds, all of which may be deemed attributable to the Insight GP because the Insight GP is the sole general partner of each of the Insight Funds.

6. The amount listed reflects the beneficial ownership of the Issuer's securities owned by the Insight Funds and the Insight GP, all of which may be attributable to Insight Holdings Group, LLC ("Holdings") because Holdings is the managing member of the Insight GP.